Manulife

Investment

Management global proxy voting policy and procedures

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Global Proxy Voting Policy and Procedures

Applicable Business Unit: Manulife Investment Management Public Markets

Applicable Legal Entity(ies): Refer to Appendix A

Committee Approval: Manulife IM Public Markets Operating Committee

Business Owner: Manulife IM Public Markets

Policy Sponsor: Chief Compliance Officer, Manulife IM Public Markets

Policy Last Updated/Reviewed: April 2021

Policy Next Review Date: April 2024

Policy Original Issue Date: February 2011

Review Cycle: Three (3) years

Company policy documents are for internal use only and may not be shared outside the Company, in whole or part, without prior approval from the Global Chief Compliance Officer (or local Chief Compliance Officer if policy is only entity-applicable) who will consult, as appropriate with, the Policy Sponsor and legal counsel when deciding whether to approve and the conditions attached to any approval.

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Manulife Investment Management global proxy voting policy and procedures

Executive summary

Each investment team at Manulife Investment Management (Manulife IM)1 is responsible for investing in line with its investment philosophy and clients’ objectives. Manulife IM’s approach to proxy voting aligns with its organizational structure and encourages best practices in governance and management of environmental and social risks and opportunities. Manulife IM has adoptedand implemented proxyvoting policies and proceduresto ensure that proxies are voted in the best interests of its clients for whom it has proxy voting authority.

This global proxy voting policy and procedures (policy) applies to each of the Manulife IM advisory affiliates listed in Appendix A. In seeking to adhere to local regulatory requirements ofthejurisdiction in which an advisoryaffiliate operates, additional procedures specific to that affiliate may be implemented to ensure compliance, where applicable. The policy is not intended to cover every possible situation that may arise in the course of business, but rather to act as a decision- making guide. It is therefore subject to change and interpretation fromtime to time as facts and circumstances dictate.

Statement of policy

•The right to vote is a basic component of share ownership and is an important control mechanism to ensure that a company is managed in the best interests of its shareholders. Where clients delegate proxyvoting authority to Manulife IM, Manulife IM has a fiduciary duty to exercise voting rights responsibly.

•Where Manulife IM is granted and accepts responsibility for voting proxies for client accounts, it will seekto ensure proxies are received and voted in the best interests of the client with a view to maximize the economic value of their equity securities unless it determines that it is in the best interests of the client to refrain from voting a given proxy.

•If there is any potential material proxy-related conflict of interest between Manulife IM and its clients, identification and resolution processes are in place to provide for determination in the best interests of the client.

•Manulife IM will disclose information about its proxy voting policies and procedures to its clients.

•Manulife IM will maintain certain records relating to proxy voting.

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1Manulife Investment Management is the unified global brand for Manulife’s global wealth and asset management business, which serves individual investors and institutional clients in three businesses: retirement, retail, and institutional asset manage ment (Public markets and private markets).

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Philosophy on sustainable investing

Manulife IM’s commitment to sustainable investment2 is focused on protecting and enhancing the value of our clients’ investments and, as active owners in the companies in which we invest, we believe that voting at shareholder meetings can contribute to the long-term sustainability of our investee companies. Manulife IM will seek to exercise the rights and responsibilities associated with equity ownership,on behalfof its clients, with a focus on maximizing long-term shareholder returns, as well as enhancing and improving the operating strength of the companies to create sustainable value for shareholders.

Manulife IM invests in a wide range of securities across the globe, ranging from large multinationals to smaller early-stage companies, and from well-developed markets to emerging and frontier markets. Expectations of thosecompanies vary by market to reflect local standards, regulations, and laws. Manulife IM believes, however, that successful companies across regions are generally better positioned over the long term if they have:

•Robust oversight, including a strong and effective board with independent and objective leaders workingon behalf of shareholders;

•Mechanisms to mitigate risk such as effective internal controls, board expertise covering a firm’s uniquerisk profile, and routine use of key performance indicators to measure and assess long-term risks;

•A management team aligned with shareholders through remuneration structures that incentivize long-term performance through the judicious and sustainable stewardship of company resources;

•Transparent and thorough reporting of the components of the business that are most significant to shareholders and stakeholders with focus on the firm’s long-term success; and

•Management focused on all forms of capital, including environmental, social, and human capital.

The Manulife Investment Management voting principles (voting principles) outlined in Appendix B provide guidancefor our voting decisions. An active decision to invest in a firm reflectsa positive conviction in the investee companyand we generally expect to be supportive of management for that reason. Manulife IM may seek to challenge management’s recommendations, however, if they contravenethesevoting principles or Manulife IM otherwise determinesthat doing so is in the best interest of its clients.

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Manulife IM also regularly engages with boards and management on environmental, social, or corporate governance issues consistent with the principles stipulated in our sustainable investing statement and our ESG

2 Further information on Sustainable Investing at Manulife IM can be found at manulifeim.com/institutional.

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engagement policy. Manulife IM may, through these engagements, request certain changes of the portfolio company to mitigate risks or maximize opportunities. In the context of preparing for a shareholder meeting, Manulife IM will review progress on requested changes for thosecompanies engaged. In an instance where ManulifeIM determines that the issuer has not made sufficient improvements on an issue, then we may take voting action to demonstrate our concerns.

In rare circumstances, Manulife IM may consider filing, or co-filing, a shareholder resolution at an investee company. This may occur where our teamhasengaged withmanagementregarding amaterial sustainability riskor opportunity, and where we determine that the company has not made satisfactory progress on the matter within a reasonable time period. Any such decision will be in the sole discretion of Manulife IM and acted on wherewe believe filing, or co-filing, a proposal is in the best interests of our clients.

Manulife IM may also divest of holdings in a company where portfolio managers are dissatisfied with company financial performance, strategic direction, and/or management of material sustainability risks or opportunities.

Procedures

Receipt of ballots and proxy materials

Proxies received are reconciled against the client’s holdings, and the custodian bank will be notified if proxies have not been forwarded to the proxy service provider when due.

Voting proxies

Manulife IM has adopted the voting principles contained in Appendix B of this policy.

Manulife IM has deployed the services of a proxy voting services provider to ensure the timely casting of votes, and to provide relevant and timely proxy voting research to inform our voting decisions. Through this process, theproxy voting services provider populates initial recommended voting decisions that are aligned with the Manulife IM voting principles outlined in Appendix B. These voting recommendations are then submitted,processed, and ultimately tabulated.Manulife IM retains the authority and operational functionality to submit different voting instructions after these initial recommendations from the proxy voting services provider have been submitted, based on Manulife IM’s assessment of each situation. As Manulife IM reviews voting recommendations and decisions, as articulated below, Manulife IM will often change voting instructions based on those reviews. ManulifeIM periodically reviews the detailed policies created by the proxy voting service provider to ensure consistency with our voting principles, to the extent this is possible.

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Manulife IM also has procedures in place to review additional materials submitted by issuers often in response tovoting recommendations made by proxy voting service providers. Manulife IM will review additional materials related to proxy voting decisions in those situations where Manulife IM becomes aware of those additional materials, is considering voting contrary to management, and where Manulife IM owns 2% or more of the subjectissuer as aggregated across the funds.

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Portfolio managers actively review voting options and make voting decisions for their holdings. Where Manulife IM holds a significant ownership position in an issuer, the rationale for a portfolio manager’s voting decision is specifically recorded, including whether the vote cast aligns with the recommendations of the proxy voting servicesprovider or has been voted differently. A significant ownership position in an investmentis defined as those caseswhere Manulife IM holds at least 2% of a company’s issued share capital in aggregate across all Manulife IM client accounts.

The Manulife IM ESG research and integration team (ESG team) is an important resource for portfolio management teams on proxy matters. This team provides advice on specific proxy votes for individual issuers if needed. ESG team advice is supplemental to the research and recommendations provided by our proxy voting services provider. In particular, ESG analysts actively review voting resolutions for companies in which:

•Manulife IM’s aggregated holdings across all client accounts represent 2% or greater of issued capital;

•A meeting agenda includes shareholder resolutions related to environmental and social risk managementissues,or where the subject of a shareholder resolution is deemed to be material to our investment decision; or

Manulife IM may also review voting resolutions for issuers where an investment team engaged with the firm within the previous two years to seek a change in behavior.

After review, the ESG team may provide research and advice to investment staff in line with the voting principles.

Manulife IM also has an internal proxy voting working group (working group) comprising senior managers from across Manulife IM including the equity investment team,legal, compliance, and the ESG team. The working Groupoperates under the auspices of the Manulife IM Public Markets Sustainable Investing Committee. The Working group regularly meets to review and discuss voting decisions on shareholder proposals or instances where a portfolio manager recommends a vote different than the recommendation of the proxy voting services provider.

Manulife IM clients retain the authority and may choose to lend shareholdings. Manulife IM, however, generally retains the ability to restrict shares from being lent and to recall shares on loan in order to preserve proxy votingrights. Manulife IM is focused in particular on preserving voting rights for issuers where funds hold 2% or more of an issuer as aggregated across funds. Manulife IM has a process in place to systematically restrict and recallshares on a best efforts basis for those issuers where we own an aggregate of 2% or more.

Manulife IM may refrain from voting a proxy where we have agreed with a client in advance to limit the situationsin which

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we willexecute votes. Manulife IM may also refrain fromvoting dueto logistical considerations that mayhave a detrimental effect on our ability to vote. These issues may include, but are not limited to:

•Costs associated with voting the proxy exceed the expected benefits to clients;

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•Underlying securities have been lent out pursuant to a client’s securities lending program and have notbeen subject to recall;

•Short notice of a shareholder meeting;

•Requirements to vote proxies in person;

•Restrictions on a nonnational’s ability to exercise votes, determined by local market regulation;

•Restrictions on the sale of securities in proximity to the shareholder meeting (i.e., share blocking);

•Requirements to disclose commercially sensitive information that may be made public (i.e., reregistration);

•Requirements to provide local agents with power of attorney to facilitate the voting instructions (suchproxies are voted on a best-efforts basis); or

•The inability of a client’s custodian to forward and process proxies electronically.

If a Manulife IM portfolio manager believes it is in the best interest of a client to vote proxies in a manner inconsistent with the policy, the portfolio manager will submit new voting instructions to a member of the ESG team with rationale for the new instructions. The ESG team will then support the portfolio manager in developingvoting decision rationale that aligns with this policy and the voting principles. The ESG team will then submit the vote change to the workinggroup. The working group will review the change and ensure that the rationale is sound, and the decision will promote the long-term success of the issuer.

On occasion, there may be proxy votes that are not within the research and recommendation coverage universe of the proxy voting service provider. Portfolio managers responsible for the proxy votes will provide voting recommendations to the ESG team, and those itemsmay be escalated to the working group for review to ensurethat the voting decision rationale is sound, and the decision will promote the long-term success of the issuer. theManulife IM proxy operations team will be notified of the voting decisions and execute the votes accordingly.

Manulife IM doesnot engage in thepractice of “empty voting” (a term embracing a variety of factual circumstancesthat result in a partial, or total, separation of the right to vote at a shareholders meeting frombeneficial ownershipof the shares on the meeting date). Manulife IM prohibits investment managers from creating large hedge positions solely to gain the vote while avoiding economic exposure to the market. Manulife IM will not knowingly vote borrowed shares (for example, shares borrowed for short sales and hedging transactions).

Engagement of the proxy voting service provider

Manulife IM has contracted with a third-party proxy service provider to assist with the proxy voting process. Exceptin instances where a client retains voting authority, Manulife IM willinstruct custodians of client accounts to forward all proxy statements and materials received in respect of client accounts to the proxy service provider.

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Manulife IM has engaged its proxy voting service provider to:

•Research and make voting recommendations;

•Ensure proxies are voted and submitted in a timely manner;

•Provide alerts when issuers file additional materials related to proxy voting matters;

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•Perform other administrative functions of proxy voting;

•Maintain records of proxy statements and provide copies of such proxy statements promptly upon request;

•Maintain records of votes cast; and

•Provide recommendations with respect to proxy voting matters in general.

Scope of proxy voting authority

Manulife IM and our clients shape the proxy voting relationship by agreement provided there is fulland fair disclosure and informed consent. Manulife IM may agree with clients to other proxy voting arrangements in whichManulife IM does not assume proxy voting responsibility or will only vote in limited circumstances.3

While the application of our fiduciary duty in the context of proxy voting will vary with the scope of the voting authority we assume, we acknowledge the relationship in all cases remains that of a fiduciary to the client. Beyondthe general discretion retained by Manulife IM to withhold from voting as outlined above, Manulife IM may enter a specific agreement with a client not to exercise voting authority on certain matters where the cost of voting would be high or the benefit to the client would be low.

Disclosure of proxy votes

Manulife IM may inform company management of our voting intentions ahead of casting the vote. This is in line with Manulife IM’s objective to provide the opportunity for companies to better understand our investment process, policies, and objectives.

We will not intentionally disclose to anyone else, including other investors, our voting intention prior to casting the vote.

Manulife IM keepsrecords ofproxy voting available for inspection byclients, regulatory authorities, or governmentagencies.

Manulife IM quarterly discloses voting records aggregated across funds.4

Conflicts of interest

Manulife IM has an established infrastructure designed to identify conflicts of interest throughout all aspects of the business. Proxy voting proposals may raise conflicts between the interests of Manulife IM’s clients and the interests of Manulife IM, its affiliates, or employees. Apparent conflicts are reviewed by the working group to

3We acknowledge SEC guidance on this issue from August 2019, which lists several nonexhaustive examples of possible voting arrangements between the client and investment advisor, including (i) an agreement with the client to exercise voting authority pursuant to specific parameters designed to

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serve the client’s best interest; (ii) an agreement with the client to vote in favor of all proposals made by particular shareholder proponents; or (iii) an agreement with the client to vote in accordance with the voting recommendations of management of the issuer. All such arrangements could be subject to conditions depending on instruction from the client.

4 Manulife IM aggregated voting records are available through this site manulifeim.com/institutional/us/en/sustainability

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determine whether there is a conflict of interest and, if so, whether the conflict is material. Manulife IM shall consider any of the following circumstances a potential material conflict of interest:

•Manulife IM has a business relationship or potential relationship with the issuer;

•Manulife IM has a business relationship with the proponent of the proxy proposal; or

•Manulife IM members, employees, or consultants have a personal or other business relationship with managers of the business such as top-level executives, corporate directors, or director candidates.

In addressing any such potential material conflict, Manulife IM will seek to ensure proxy votes are cast in the advisory client’s best interests and are not affected by Manulife IM’s potentialconflict. In the event a potential material conflict of interest exists,the working group or its designee will either (i) review the proxy voting decisionsto ensure robust rationale, that the voting decision will protect or enhance shareholder value over the long term,and is in line with the best interest of the client; (ii) vote such proxy according to the specific recommendation ofthe proxy voting services provider; (iii) abstain; or (iv) request the client vote such proxy. The basis for the voting decision, including the process for the determination of the decision that is in the best interests of the client, is recorded.

Voting shares of Manulife Financial Corporation

Manulife Financial Corporation (MFC) is the publicly listed parent company of Manulife IM. Generally, legislation restricts the ability of a public company (and its subsidiaries) to hold shares in itself within its own accounts. Accordingly, the MFC share investment policy outlines the limited circumstances in which MFC or its subsidiariesmay, or may not, invest or hold shares in MFC on behalf of MFC or its subsidiaries.5

The MFC share investment policy does not apply to investments made on behalf of unaffiliated third parties, whichremain assets of the client. 6 Such investing may be restricted, however, by specific client guidelines, other Manulife policies, or other applicable laws.

Where Manulife IM is charged with voting MFC shares, we willexecute votes in proportion with allother shareholders (i.e., proportional or echo vote). This is intended to neutralize the effect of our vote on the meeting outcome.

Policy responsibility and oversight

The working group oversees and monitors the policy and Manulife IM’s proxy voting function. The working group is responsible for reviewing regular reports, potentialconflicts of interest, vote changes, and nonroutine proxy voting items. The working group also oversees the third-party proxy voting service provider. The working group

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5This includes general funds, affiliated segregated funds or separate accounts, and affiliated mutual / pooled funds.

6This includes assets managed or advised for unaffiliated third parties, such as unaffiliated mutual/pooled funds and unaffiliated institutional advisory portfolios.

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will meet at least monthly and report to the Manulife IM public markets sustainable investing committee and, where requested, the Manulife IM operating committee.

Manulife IM’s proxy operations team is responsible for the daily administration of the proxy voting process for allManulife IM operations that have contracted with a third-party proxy voting services provider. Significant proxy voting issues identified by Manulife IM’s proxy operations team are escalated to the chief compliance officer or its designee, and the working group.

The working group is responsible for the proper oversight of any service providers hired by Manulife IM to assist it in the proxy voting process. This oversight includes:

Annual due diligence: Manulife IM conducts an annual due diligence review of the proxy voting research serviceprovider. This oversight includes an evaluation of the service provider’s industry reputation,points of risk, compliance with laws and regulations, and technology infrastructure. Manulife IM also reviews the provider’s capabilities to meet Manulife IM’s requirements, including reporting competencies; the adequacy and quality of the proxy advisory firm’s staffing and personnel; the quality and accuracy of sources of data and information; thestrength of policies and procedures that enable it to make proxy voting recommendations based on current and accurate information; and the strength of policies and procedures to address conflicts of interest of the service provider related to its voting recommendations.

Regular Updates: Manulife also requests that the proxy voting research service provider deliver updates regarding any business changes that alter that firm’s ability to provide independent proxy voting advice and services aligned with our policies.

Additional oversight in process: Manulife IM has additional control mechanisms built into the proxy voting process to act as checks on the service provider and ensure that decisions are made in the best interest of our clients. These mechanisms include:

•Sampling prepopulated votes: Where we use a third-party research provider for either voting recommendations or voting execution (or both), we may assess prepopulatedvotes shown on the vendor’selectronic voting platform before such votes are cast to ensure alignment with the voting principles.

•Decision scrutiny from the working group: Where our voting policies and procedures do not addresshow to vote on a particular matter, or where the matter is highly contested or controversial(e.g., major acquisitions involving takeovers or contested director elections where a shareholder has proposed its ownslate of directors), review by

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the working group may be necessary or appropriate to ensure votes cast on behalf of its client are cast in the client’s best interest.

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Recordkeeping and reporting

Manulife IM provides clients with a copy of the voting policy on request and it is also available on our website at manulifeim.com/institutional. Manulife IM describes its proxy voting procedures to its clients in the relevant or required disclosure document and discloses to its clients the process to obtain information on how Manulife IM voted that client’s proxies.

Manulife IM keeps records of proxy voting activities and those records include proxy voting policies and procedures, records of votes cast on behalf of clients, records of client requests for proxy voting information; andany documents generated in making a vote decision. These documents are available for inspection by clients, regulatory authorities, or government agencies.

Manulife IM discloses voting records on its website and those records are updated on a quarterly basis. The voting records generally reflect the voting decisions made for retail, institutional and other client funds in the aggregate.

Policy amendments and exceptions

This policy is subject to periodic review by the proxy voting working group. The working group may suggest amendments to this policy and any such amendments must be approved by the Manulife IM public markets sustainable investing committee and the Manulife IM operating committee.

Any deviation from this policy will only be permitted with the prior approval of the chief investment officer or chiefadministrative officer (or their designee), with the counsel of the chief compliance officer/general counsel.

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Appendix A. Manulife IM advisory affiliates in scope of policy and investment management business only.

Manulife Investment Management Limited

Manulife Investment Management (North America) Limited

Manulife Investment Management (Hong Kong) Limited

PT Manulife Aset Manajemen Indonesia*

Manulife Investment Management (Japan) Limited Manulife

Investment Management (Malaysia) Bhd. ManulifeInvestment

Management and Trust Corporation

Manulife Investment Management (Singapore) Pte. Ltd.

Manulife IM (Switzerland) LLC

Manulife Investment Management (Taiwan) Co., Ltd.*

Manulife Investment Management (Europe) Limited

Manulife Investment Management (US) LLC

Manulife Investment Fund Management (Vietnam) Company Limited*

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*By reason of certain local regulations and laws with respect to voting, for example, manual/physicalvoting processes or the absence of a third-party proxyvoting service provider for thosejurisdictions,Manulife Investment Fund Management (Vietnam) Company Limited, and PT Manulife Aset Manajemen Indonesia do notengage a third-partyservice provider to assist in their proxy voting processes. Manulife Investment Management(Taiwan) Co., Ltd. Uses the third-party proxy voting service provider to execute votes for non-Taiwanese entitiesonly.

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Appendix B. Manulife IM voting principles

Manulife IM believes that strong managementof allforms of corporate capital, whether financial, social, or environmental will mitigate risks, create opportunities, and drive value over the long term. Manulife IM reviews and considers environmental, social, and corporate governance risks and opportunities in our investment decisions. Once invested, Manulife IM continues our oversight through active ownership, which includes portfoliocompany engagement and proxy voting of underlying shares. We believe proxy voting is a vital component of thiscontinued oversight as it provides a voice for minority shareholders regarding management actions.

Manulife IM has developed some keyprinciples that generally drive our proxy voting decisions and engagements.Webelieve these principles preserve value and generally lead to outcomes that drive positive firm performance. These principles dictate our voting on issues ranging from director elections and executive compensation to the preservationof shareholder rights and stewardship of environmental and social capital. Manulife IM also adoptspositions on certain sustainability topics and these voting principles should be read in conjunction with those position statements. Currently, we have a climate change statement and an executive compensation statement that also help guide proxy voting decisions on those matters. The facts and circumstances of each issuer are unique, and Manulife IM may deviate from these principles where webelieve doingsowill preserve orcreate valueover the long term.Theseprinciples also do not address thespecific content of all proposals voted around the globe, but provide a generallens of value preservation,value creation, risk management, and protection of shareholder rights through which Manulife IM analyzes all voting matters.

I.Boards and directors: Manulife IM generally use the following principles to review proposals covering director elections and board structure in the belief that they encourage engaged and accountable leadership of a firm.

a.Board independence: The most effectiveboards are composed of directors with a diverse skill set that can provide an objective view of the business, oversee management, and make decisionsin the best interest of the shareholder body at large. To create and preserve this voice, boards should have a significant number of nonexecutive, independent directors. The actual number of independent directors can vary by market and Manulife IM accounts for these differences when reviewing the independence of the board. Ideally, however, there is an independent majority amongdirectors at a given firm.

b.Committee independence: Manulife IM also prefers that key board committees are composed of independentdirectors. Specifically, the audit, nomination, and compensation committees should generally

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be entirely or majority composed of independent directors.

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c.Attendance: A core part of a director’s duties is to remain an engaged and productive participantat board and committee meetings. Directors should, therefore, attend at least 75% of board and committee meetings in the aggregate over the course of a calendar year.

d.Diversity: In line with the principles expressed in relation to board of independence above, Manulife IM believes boards with strong gender representation are better equipped to manage risks and oversee business resilience over the long term compared to firms with low gender balance. Manulife IM generally expects boards to have at least one woman on the board and encourages companies to aspire to a higher balance of gender representation.Manulife IMalso may hold boards in certain markets toa higher standard as market requirementsand expectationschange. In Canada, Europe, the United Kingdom, and Ireland, for example, we encourage boards to achieve at least one-third female representation. We generally encourage boards to achieve racial and ethnic diversity among their members. We may, in the future, hold nominationcommittee chairs accountable where the board does not appear to have racial or ethnically diversemembers.

e.Classified/staggered boards: Manulife IM prefers that directors be subject to election and reelection on an annual basis. Annual elections operate to hold directors accountable for their actions in a given year in a timely manner. Shareholders should have the ability to voice concernsthrough a director vote and to potentially remove problematic directors if necessary. Manulife IM generally opposes the creation of classified or staggered director election cycles designed to extend director terms beyond one year. Manulife IM also generally supports proposals to eliminatethese structures.

f.Overboarding: Manulife IM believes directors should limit their outside board seats in order to ensure that they have the time and attention to provide their director role at a firm in question. Generally, this means directors should not sit on more than five public company boards. The role of CEO requires an individual’s significant time and attention. Directors holding the role of CEO atany public firm, therefore, generally should not sit on more than three public company boards inclusive of the firm at which they hold the CEO role.

g.Independent chair/CEO: Governance failures can occur where a manager has firm control overa board through the combination of the chair/CEO roles. Manulife IM generally supports the separation of the chair/CEO roles as a means to prevent board capture by management. We mayevaluate proposals to separate the chair/CEO roles on a case-by-case basis, for example, however,considering such factors as the

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establishment of a strong lead independent director role or the temporary need for the combination of the CEO/chair roles to help the firm through a leadership transition.

h.Vote standard: Manulife IM generally supports a vote standard that allows resolutions to pass, or fail, based on a majority voting standard. Manulife IM generally expects companies to adopt a

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majority vote standard for director elections and supports the elimination of a plurality vote standard except in the case of contested elections.

i.Contested elections: Where there is a proxy contest or a director’s election is otherwise contested, Manulife IM evaluates the proposals on a case-by-case basis. Consideration is given tofirm performance, whether there have been significant failures of oversight and whether the proponent for change makes a compelling case that board turnover will drive firm value.

j.Significant and problematic actions or omissions: Manulife IM believes boards should beheld accountable to shareholders in instances where there is a significant failure of oversight that has led to a loss of firm value, transparency failure or otherwise curtailed shareholder rights. Manulife IM generally considers withholding from, or voting against, certain directors in these situations. Some examples of actions that might warrant a vote against directors include,but are not limited to, the following:

Failure of oversight: Manulife IM may take action against directors where there has been a significant negative event leading to a loss of shareholder value and stakeholder confidence. A failure may manifest itself in multiple ways, including adverse auditor opinions, material misstatements, failures of leadership and governance, failure to manage ESG risks, environmental or human rights violations, and poor sustainability reporting.

Adoption of anti-takeover mechanism: Boards should generally review takeover offers independently and objectively in consideration of the potential value created or lost for shareholders. Manulife IM generally holds boards accountable when they create or prolong certainmechanisms, bylaws or article amendments that act to frustrate genuine offers that may lead to value creation for shareholders. These can include poison pills; classes of shares with differential voting rights; classified, or staggered, board structures; and unilateral bylaw amendments and supermajority voting provisions.

Problematic executive compensation practices: Manulife IM encourages companies to adoptbest practices for executive compensation in the markets in which they operate. Generally, this means that pay should be aligned with performance. Manulife IM may hold directors accountable where this alignment is not robust. We may also hold boards accountable where they have not adequately responded to shareholder votes against a previous proposal on remuneration or have adopted problematic agreements or practices

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(e.g., golden parachutes, repricing of options).

Bylaw/article adoption and amendments: Shareholders should have the ability to vote on anychange to company articles or bylaws that will materially change their rights as shareholders. Any amendments should require only a majority of votes to pass. Manulife IM will generally hold

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directors accountable where a board has amended or adopted bylaw and/or article provisions thatsignificantly curtail shareholder rights.

Engagement responsiveness: Manulife IM regularly engages with issuers to discuss ESG risksand opportunities and may request changes from firms during these discussions. Manulife IM may vote against certain directors where we have engaged with an issuer and requested certain changes, but the firm has not made sufficient progress on those matters.

II.Environmental and social proposals: Manulife IM expects its portfolio companies to manage material environmental and social issues affecting their businesses, whether risks or opportunities, with a view towards long-term value preservation and creation. 7 Manulife IM expects firms to identify material environmental and social risks and opportunities specific to their businesses, to develop strategies to manage those matters, and to provide meaningful, substantivereporting while demonstrating progress year over year against their management plans. Proposals touching on management of risks and opportunities related to environmental and social issues are often put forth as shareholder proposals butcan be proposed by management as well. Manulife IM generally supports shareholder proposals that request greater transparency or adherence to internationally recognized standards and principlesregarding material environmental and social risks and opportunities.

a.The magnitude of the risk/opportunity: Manulife IM evaluates the level of materiality of a certain environmental or social issue identified in a proposal as it pertains to the firm’s ability to generate value over the long term. This review includes deliberation of the effect an issue will have on the financial statements and/or the cost of capital.

b.The firm’s current management of the risk/opportunity: Manulife IM analyzes a firm’s current approach to an issue to determine whether the firm has robust plans, infrastructure, and reporting to mitigate the risk or embrace the opportunity. Recent controversies, litigation, or penalties related to a given risk are also considered.

c.The firm’s current disclosure framework: Manulife IM expects firms to disclose enough information for shareholders to assess the company’s management of environmental and social risks and opportunities materialto the business. ManulifeIM may support proposals calling for enhanced firm disclosure regarding environmental and social issues where additional informationwould help our evaluation of a company’s exposure, and response, to those factors.

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d.Legislative or regulatory action of a risk/opportunity: When reviewing proposals on environmental or social factors, Manulife IM considers whether a given risk or opportunity is

7For more information on issues generally of interest to our firm, please see the Manulife Investment Management engagement policy, the ManulifeInvestment Management sustainable investing and sustainability risk statement, and the Manulife Investment Management climate change statement.

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currently addressed by local regulation or law in the markets in which a firm operates and whetherthose rules are designed to adequately manage an issue. Manulife IM also considers whether a firm should proactively address a matter in anticipation of future legislation or regulation.

e.Cost to, or disruption of, the business: When reviewing environmentaland social proposals, Manulife IM assesses the potential cost of the requested action against the benefit provided to the firm and its shareholders. Particular attention is paid to proposals that request actions that are overly prescriptive on management or that request a firm exit markets or operations that are essential to its business.

III.Shareholder rights: Manulife IM generally supports management or shareholder proposals thatprotect, or improve, shareholder rights and opposes proposals that remove, or curtail, existing rights.

a.Shareholder rights plans (poison pills): Manulife IM generally opposes mechanisms intendedto frustrate genuine takeover offers. Manulife IM may, however, support shareholder rights plans where the plan has a trigger of 20% ownership or more and will expire in three years or less. In conjunction with these requirements, Manulife IM evaluates the company’s strategic rationale foradopting the poison pill.

b.Supermajority voting: Shareholders should have the ability to direct change at a firm based ona majority vote. Manulife IM generally opposes the creation, or continuation, of any bylaw, charter, or article provisions that require approval of more than a majority of shareholders for amendment of those documents. Manulife IM may consider supporting such a standard where the supermajority requirement is intended to protect minority shareholders.

c.Proxy access: Manulife IM believes that shareholders have a right to appoint representatives to the board that best protect their interests. The power to propose nominees without holding a proxycontest is a way to protect that right and is potentially less costly to management and shareholders. Accordingly, Manulife IM generally supports creation of a proxy access right (or similar power at non-U.S. firms) provided there are reasonable thresholds of ownership and a reasonable number of shareholders can aggregate ownership to meet those thresholds.

d.Written consent: Written consent provides shareholders the power to formally demand board action outside of the context of an annual general meeting. Shareholders can use written consent as a nimble method of holding boards accountable. Manulife IM generally supports the right of written consent so long as that right is reasonably tailored to reflect the will of a majority of shareholders. Manulife IM may

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not support such a right, however, where there is a holder with a significant, or controlling, stake. Manulife IM evaluates the substance of any written actual consentproposal in line with these principles.

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e.Right to call a special meeting: Manulife IM is generally supportive of the shareholder right tocalla special meeting. This right allows shareholders to quickly respond to events that can significantly affect firm value. Manulife IM believes that a 10% ownership threshold to call a specialmeeting reasonably protects this shareholder right while reducing the possibility of unduedistraction for management.

IV. Executive compensation: Manulife IM encourages companies to align executive incentives with shareholder interests when designing executive compensation plans. Companies should provide shareholders with transparent, comprehensive, and substantive disclosure regarding executive compensation that aids shareholder assessment of the alignment between executive pay and firm performance. Companies should also have the flexibility to design remuneration programs that fit a firm’s business model, business sector and industry, and overall corporate strategy. No one template ofexecutive remuneration can fit all companies.

a.Advisory votes on executive compensation: While acknowledging that there is no singular model for executive compensation, Manulife IM closely scrutinizes companies that have certainconcerning practices which may include:

i.Misalignment between pay and company performance: Pay should generally move in tandem with corporate performance. Firms where CEO pay remains flat, or increases, though corporate performance remains down relative to peers, are particularlyconcerning.

ii.One-time grants: A firm’s one-time grant to an executive, outside of the normal salary, bonus, and long-term award structure, may be indicative of an overall failure of the board to design an effective remuneration plan. A company should have a robust justification formaking grants outside of the normal remuneration framework.

iii.Significant quantity of nonperformance-based pay: Executive pay should generally be weighted more heavily toward performance-based remuneration to create thealignment between pay and performance. Companies should provide a robust explanationfor any significant awards made that vest solely based on time or are not otherwise tied to performance.

iv.Lack of rigor in performance targets: Performance targets should challenge managers to improve corporate performance and outperform peers. Targets should,where applicable, generally align with, or even outpace, guidance; incentivize outperformance against a peer

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group; and otherwise remain challenging.

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v.Lack of disclosure: Transparency is essential to shareholder analysis and understanding of executive remuneration at a company. Manulife IM expects firms toclearly disclose all major components of remuneration. This includes disclosure of amounts, performance metrics and targets, vesting terms, and pay outcomes.

vi.Repricing of options: Resetting the exercise price of outstanding options significantly undermines the incentive nature of the initial option grant. Though a firm may have a strong justification for repricing options, Manulife IM believes that firms should put suchdecisions to a shareholder vote. Manulife IM may generally oppose an advisory vote on executive compensation where a company has repriced outstanding options for executives without that shareholder approval.

vii.Adoption of problematic severance agreements (golden parachutes): Manulife IM believes managers should be incentivized to pursue and complete transactionsthat may benefit shareholders. Severance agreements, if structured appropriately, canprovide such inducements. At the same time, however, the significant payment associatedwith severance agreements could potentially drive managers to pursue transactions at theexpense of shareholder value. Manulife IMmay generally oppose an executive remunerationproposal where a firm has adopted, or amended, an agreement with an executive thatcontains an excise tax gross-up provision, permits accelerated vesting of equity upon achange-in-control, allows an executive to unilaterally trigger the severance payment, orpays out in an amount greater than 300% of salary and bonus combined.

V.Capital structure: Manulife IM believes firms should balance the need to raise capital and encourage investment with the rights and interests of the existing shareholder body. Evaluation of proposals to issueshares, repurchase shares, conduct stock splits, or otherwise restructure capital, is conducted on a case-by-case basis with some specific requests covered here:

a.Common stock authorization: Requests to increase the pool of shares authorized for issuance are evaluated on a case-by-case basis with consideration given to the size of the current pool, recent use of authorized shares by management, and the company rationale for the proposed increase. Manulife IM also generally supports these increases where the company intends to execute a split of shares or pay a

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stock dividend.

b.Reverse stock splits: Manulife IM generally supports proposals for a reverse stock split if the company plans to proportionately reduce the number of shares authorized for issue in order to mitigate against the risk of excessive dilution to our holdings. We may also support these proposalsin instances where the firm needs to quickly raise capital in order to continue operations.

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c.Dual class voting structure: Voting power should align with economic interest at a given firm. Manulife IM generally opposes the creation of new classes of stock with differential voting rights and supports the elimination of these structures.

VI. Corporate transactions and restructurings: Manulife IM reviews mergers, acquisitions, restructurings, and reincorporations on a case-by-case basis through the lens of whether the transactionwill createshareholder value. Considerations include fairness of the terms, valuation of the event, changesto management and leadership, realization of synergies and efficiencies, and whether the rationale for astrategic shift is compelling.

VII. Cross shareholding: Cross shareholding is a practice where firms purchase equity shares of business partners, customers, or suppliers in support of those relationships. Manulife IM generally discourages this practice as it locks up firm capital that could be allotted to income-generating investments or otherwise returned to shareholders. Manulife IM will review cross shareholding practices at issuers and we encourage issuers to keep cross shareholdings below 20% of net assets.

VIII. Audit-related issues: Manulife IM believes that an effective auditor will remain independent and objective in its review of company reporting.Firms should be transparentregarding auditor fees and otherservices provided by an auditor that may create a conflict of interest. Manulife IM uses the below principles to guide voting decisions related to auditors.

a.Auditor ratification: Manulife IM generally approves the reappointment of the auditor absent evidence that they have either failed in their duties or appear to have a conflict that may not allowindependent and objective oversite of a firm.

b.Auditor rotation: If Manulife IM believes that the independence and objectivity of an auditor maybe impaired at a firm, we may support a proposal requesting a rotation of auditor. Reasons to support the rotation of the auditor can include a significant failure in the audit function and excessive tenure of the auditor at the firm.

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